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                                                              EXHIBIT 11

                 COMPUTATION OF FULLY DILUTED EARNINGS PER
               SHARE UNDER TREASURY STOCK METHOD SET FORTH
              IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                                                For Quarter Ended
                                         ______________________________
                                         June 30, 1997    June 30, 1996
                                         ______________  _______________

Number of shares on which earnings
 per share is based:
 Average outstanding during period        986,850,636    1,067,759,790*

Add - Incremental shares under stock
option and stock purchase plans            23,510,861       18,579,542*
                                        _____________   ______________

Number of shares on which fully diluted
earnings per share is based             1,010,361,497    1,086,339,332*
                                        =============    =============

Net earnings available to common
shareholders (millions)                   $     1,441      $     1,342


                                          ___________      ___________

Net earnings on which fully
diluted earnings per share
is based (millions)                       $     1,441      $     1,342
                                          ===========      ===========

Fully diluted earnings per share              $  1.43          $  1.24*

Published earnings per share                  $  1.46          $  1.26*


* Adjusted to reflect a two-for-one-stock split on May 9, 1997.

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                 COMPUTATION OF FULLY DILUTED EARNINGS PER
               SHARE UNDER TREASURY STOCK METHOD SET FORTH
              IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15 - (CONTINUED)

                                                 For Six Months Ended
                                          ______________________________
                                          June 30, 1997    June 30, 1996
                                         ______________   ______________
Number of shares on which earnings
 per share is based:
 Average outstanding during period         995,143,843    1,078,183,418*

Add - Incremental shares under stock
option and stock purchase plans             24,035,390       20,414,846*
                                         _____________    _____________


Number of shares on which fully diluted
earnings per share is based              1,019,179,233    1,098,598,264*
                                         =============    =============

Net earnings available to common
shareholders (millions)                    $     2,631      $     2,111


                                           ___________      ___________

Net earnings on which fully
diluted earnings per share
is based (millions)                        $     2,631      $     2,111
                                           ===========      ===========

Fully diluted earnings per share               $  2.58          $  1.92*

Published earnings per share                   $  2.64          $  1.96*

* Adjusted to reflect a two-for-one stock split on May 9, 1997.